Exhibit 23.1
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT
We consent to the incorporation by reference in this Registration Statement of Banyan Acquisition Corporation on Form S-1 pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated April 1, 2021, except for Note 7 as to which the date is August 6, 2021 and Note 9 as to which the date is December 1, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Banyan Acquisition Corporation as of March 16, 2021 and for the period from March 10, 2021 (inception) through March 16, 2021 appearing in the Registration Statement on Form S-1, as filed (File No. 333-258599) of Banyan Acquisition Corporation.
/s/ Marcum llp
Marcum llp
Boston, MA
January 19, 2022